Chrysler Center 666 Third Avenue New York, NY 10017 212-935-3000 212-983-3115 fax www.mintz.com

December 31, 2008

ProLink Holdings Corp.
410 S. Benson Lane
Chandler, AZ 85224

Ladies and Gentlemen:

We have acted as counsel for ProLink Holdings Corp., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-1 (the “Registration Statement”) filed with the Securities and Exchange Commission on  December 31 , 2008 under the Securities Act of 1933, as amended (the “Act”), for registration under the Act of the resale of the following shares of the Company’s $0.0001 par value common stock (the “Common Stock”):

1.
1,750,000 shares of Common Stock issued to the Selling Stockholders in connection with the credit facility entered into by the Company in August 2007 (the “2007 Credit Facility”), as amended in April 2008 (the “2008 Credit Facility”), and as further amended by that certain Letter Agreement entered into in December 2008;

2.	4,054,054 shares underlying warrants to purchase Common Stock issued to the Selling Stockholders in connection with the 2007 Credit Facility; and

3.	4,921,075 shares of Common Stock issuable upon conversion of senior secured convertible term notes issued to the Selling Stockholder in connection with the 2008 Credit Facility.

As counsel to the Company, we have examined such corporate records, documents, agreements and such matters of law as we have considered necessary or appropriate for the purpose of this opinion. Upon the basis of such examination, we advise you that in our opinion:

A.	The 1, 750 ,000 shares of Common Stock described in paragraph 1 above were duly authorized and validly issued by the Company, and are fully paid and non-assessable.

B.
The 4,054,054 shares of Common Stock issuable upon exercise of the warrants described in paragraph 2 above, if and when paid for and issued upon exercise of such warrants in accordance with the terms thereof, will be duly authorized and validly issued by the Company, and will be fully paid and non-assessable.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
Boston | Washington | New York | Stamford | Los Angeles | Palo Alto | San Diego | London

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

December 31, 2008

C.
The 4,921,075 shares of Common Stock issuable upon conversion of the senior secured convertible term notes described in paragraph 3 above, if and when converted in accordance with the terms of the notes thereof, will be duly authorized and validly issued by the Company and will be fully paid and non-assessable.

We are members of the Bar of the State of New York, and the opinions expressed herein are limited to questions arising under the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement. Reference is made to the section of the Registration Statement entitled “Legal Matters” for a description of ownership of the Company’s securities by a member of this firm.

Very truly yours,

MINTZ, LEVIN, COHN, FERRIS,
GLOVSKY AND POPEO, P.C.

Exhibit 5 1 Opinion Letter (Laurus S-1) (2)